Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 25, 2020, with respect to the consolidated financial statements of National Beef Packing Company, LLC and subsidiaries as of December 28, 2019 and December 29, 2018 and for the fiscal years then ended, included in Amendment No. 1 to the Annual Report on Form 10-K/A of Jefferies Financial Group Inc. for the year ended November 30, 2019, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Kansas City, Missouri
June 4, 2020